Exhibit 99.1

Geron Corporation Announces Closing of Its Public Offering of Common Stock

MENLO PARK, Calif.--(BUSINESS WIRE)--December 10, 2010--Geron Corporation (Nasdaq: GERN) announced today the closing of its previously announced public offering of 17,391,305 shares of its common stock, as well as 2,608,695 additional shares of its common stock pursuant to the full exercise of the over-allotment option granted to the underwriters. The public offering price was $5.00 per share and the total net proceeds to Geron from the public offering are approximately $93.5 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Geron intends to use the net proceeds from the offering for research and development, including clinical trials for its product candidates, clinical development of product candidates it has in-licensed, and other general corporate purposes.

“We are advancing our telomerase inhibitor product candidate through multiple Phase 2 clinical trials, including larger randomized trials in breast and lung cancer, and we intend to initiate a randomized Phase 2 trial with comparator arms of our in-licensed compound, GRN1005, in brain metastases in 2011. In addition, our hESC cell therapy for spinal cord injury has now entered clinical trials,” said David L. Greenwood, Geron’s executive vice president and chief financial officer. “Our balance sheet, strengthened by this financing, is primarily dedicated to funding our clinical trials to treat patients.”

J.P. Morgan Securities LLC and Lazard Capital Markets LLC acted as the joint book-running managers of the offering. Rodman & Renshaw, LLC, Roth Capital Partners, LLC and WBB Securities, LLC were co-managers of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A shelf registration statement together with an accompanying base prospectus on Form S-3 relating to the shares was filed with the Securities and Exchange Commission (SEC) and is effective. A preliminary prospectus supplement, a final prospectus supplement and accompanying base prospectus relating to the offering have been filed with the SEC and are available on the SEC’s web site at www.sec.gov.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases. The company is advancing anti-cancer therapies through multiple Phase 2 clinical trials in different cancers by targeting the enzyme telomerase and with compounds designed to penetrate the blood-brain barrier (BBB). The company is developing cell therapy products from differentiated human embryonic stem cells for multiple indications, including central nervous system (CNS) disorders, heart failure, diabetes and osteoarthritis, and has initiated a Phase 1 clinical trial in spinal cord injury. For more information, visit www.geron.com.

Investors are cautioned that statements in this press release regarding the use of net proceeds and the future clinical development plans for GRN1005 constitute forward-looking statements that involve risks and uncertainties. Geron will continue to need significant additional capital to fund its operations and may be unable to raise capital when needed, which would force Geron to delay, reduce or eliminate its product candidate development programs or commercialization efforts. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in Geron’s prospectus supplement related to the public offering filed with the Securities and Exchange Commission on December 7, 2010, and from time to time in Geron’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly report on Form 10-Q for the quarter ended September 30, 2010, each available on the SEC’s web site at www.sec.gov.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com